ARTICLES OF AMENDMENT


                                BEXIL CORPORATION
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a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     The charter of the corporation is hereby amended as follows:

     Article VI, Section 1 shall be deleted and a new Article VI, Section 1 shall be inserted as follows:

          (1) The number of directors of the Corporation shall initially be nine
     (9), which number may be increased or decreased by or pursuant to the By-Laws of the Corporation but shall never be less than three nor more than fifteen.

          The directors shall be divided into three classes, designated Class I, Class II, and Class III. Upon approval of this Article VI(1) by stockholders, Class I directors shall be elected for an initial term of one year, Class II directors for an initial term of two years, and Class III directors for an initial term of three years. Upon the expiration of the initial term of each class, such succeeding class of directors shall be elected for a three-year term. A director elected at an annual meeting shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. If the number of directors is changed, any increase or decrease shall be apportioned among the classes, as of the annual meeting of stockholders next succeeding any such change, so as to maintain a number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

          Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the entire Board of Directors, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, whether or not sufficient to constitute a quorum, or by a sole remaining director; provided, however, that if the stockholders of any class of the Corporation's capital stock are entitled separately to elect one or more directors, a majority of the remaining directors elected by that class or the sole remaining director elected by that class may fill any vacancy among the number of directors elected by that class. A director elected by the Board of Directors to fill any vacancy in the Board of Directors shall serve until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At any annual meeting of stockholders, any director elected to fill any vacancy in the Board of Directors that has arisen since the preceding annual meeting of stockholders (whether or not any such vacancy has been filled by election of a new director by the Board of Directors) shall hold office for a term which coincides with the remaining term of the class to which such directorship was previously assigned, if such vacancy arose other than by an increase in the number of directors, and until his successor shall be elected and shall qualify. In the event such vacancy arose due to an increase in the number of directors, any director so elected to fill such vacancy at an annual meeting shall hold office for a term which coincides with that of the class to which such directorship has been apportioned as heretofore provided, and until his successor shall be elected and shall qualify.

          A director may be removed for cause only, and not without cause, and only by action taken by the holders of at least eighty percent (80%) of the outstanding shares of all classes of voting stock then entitled to vote in an election of such director.

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     Articles VIII shall be amended to read as follows:

                   Article VIII Certain Votes of Stockholders

     (1)(a) Except as otherwise provided in these Articles of Incorporation and notwithstanding any other provision of the Maryland General Corporation Law to the contrary, any action submitted to a vote by stockholders requires the affirmative vote of at least eighty percent (80%) of the outstanding shares of all classes of voting stock, voting together, in person or by proxy at a meeting at which a quorum is present, unless such action is approved by the vote of a majority of the Board of Directors, in which case such action requires the lesser of (A) a majority of all the votes entitled to be cast on the matter with the shares of all classes of voting stock voting together, or (B) if such action may be taken or authorized by a lesser proportion of votes under applicable law, such lesser proportion.

     Article XII shall be deleted in its entirety.

     These amendments of the charter of the corporation have been approved per
Section 2-607(a)(1) of the Corporations and Associations Article and were advised by the board of directors and approved by the stockholders.
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     We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.




/s/ Monica Pelaez                            /s/ Thomas B. Winmill
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Monica Pelaez, Secretary                     Thomas B. Winmill, President


Bexil Corporation
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11 Hanover Square, 12th Floor
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New York, NY 10005
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